                                                                    Exhibit 99.1

PRESS RELEASE

TAKE TO AUCTION RETAINS HOULIHAN LOKEY HOWARD & ZUKIN TO EXPLORE STRATEGIC ALLIANCE OPPORTUNITIES

FORT LAUDERDALE, FL, AUGUST 1, 2000 - Take to Auction (AMEX:TTA), a total solution for its membership community selling items at online auction sites, today announced that it has engaged Houlihan Lokey Howard & Zukin "Houlihan Lokey" as a financial advisor as it seeks strategic alliance opportunities.

Houlihan Lokey will assist the company in identifying and evaluating potential acquisitions, joint ventures, alliances and other prospective transactions in an effort to assist the company with its future growth plans.

Houlihan Lokey is a leading M&A advisor to technology companies worldwide. In the last five years alone, the firm has been involved in transactions totaling more than $100 billion. The firm's transaction experience has earned it a place on the list of the top 20 U.S. M&A advisors for the past eight consecutive years. In addition, Houlihan Lokey closed more than $1 billion in middle-market leveraged financings in 1999.

"Due to our rapid growth, we have decided to engage Houlihan Lokey as our advisor as we explore options that will facilitate alliances with appropriate businesses. We are very excited to initiate this relationship with Houlihan Lokey, whose assistance will enhance the rapid execution of our growth plan," said Albert Friedman, President and Chief Executive Officer of Take to Auction.

ABOUT TAKE TO AUCTION

Take to Auction, located online at www.taketoauction.com, provides a total solution for its membership community selling items at online auction sites. The company enables its members to earn income by taking merchandise at no additional cost from its Web site to online auction sites. The members profit from the spread between the minimum bid and the final bid price.

As part of its total solution, the company lists a member's selection at auction, processes payment from the highest bidder and ships the item on behalf of the member.

ABOUT HOULIHAN LOKEY HOWARD & ZUKIN

Founded in 1970, Houlihan Lokey Howard & Zukin is an international investment banking firm providing a wide range of services, including mergers and acquisitions, financial restructuring, private placements of debt and equity capital, business and securities valuations, financial opinions, litigation support and merchant banking services.

In 1999, the firm served more than 1,100 clients from its 10 offices across North America and Asia. For further information, please visit Houlihan Lokey's Web site at http://www.hlhz.com.

SAFE HARBOR STATEMENT

Investors should carefully consider the preceding information as well as other information contained in this press release before making an investment in the Common Stock. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "should", " or "anticipates" or the negative thereof or given that the future results covered by the forward-looking statements will be achieved. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company's products and service. The need for regulatory approval of the Company's products and the Company's dependence on reimbursement by third parties. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. These factors and others are more fully described in the section entitled "Risk Factors" in the Company's Prospectus dated June 12, 2000.

L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

--------------------------------

CONTACT:

TakeToAuction.com
Albert Friedman, 954/987-0654

L.G. Zangani, LLC
Doug Spegal, 908/788-9660